EMPLOYMENT AGREEMENT
BETWEEN NICHOLAS S. SCHORSCH
AND
AMERICAN REALTY CAPITAL PROPERTIES, INC.
This Employment Agreement (the “Agreement”), dated as of October 21, 2013, by and between American Realty Capital Properties, Inc. (the “Company”), and Nicholas S. Schorsch, an individual residing at 161 East 70th Street, New York, NY 10021 (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”):
WHEREAS, the Agreement is being entered into subject to the consummation of the termination of that certain Amended and Restated Management Agreement, dated as of February 28, 2013 (the “Management Agreement”), by and between the Company and ARC Properties Advisors, LLC, as amended modified or supplemented from time to time, in connection with the Company’s restructuring into a self-managed real estate investment trust (such date of consummation, the “Effective Date”);
WHEREAS, in the event that the Effective Date does not occur and the Management Agreement is not terminated, the Agreement in this form shall be null and void ab initio; and
WHEREAS, in connection with the foregoing, the Company wishes to employ the Executive in the capacities and on the terms and conditions set out below, and the Executive has agreed to such employment, in the capacities and on the terms and conditions set forth below.
NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:
1.    EMPLOYMENT.
(a)Positions. Effective as of the Effective Date, the Executive shall be employed by the Company as its “Executive Chairman” (“Executive Chairman”) of the Board of Directors of the Company (the “Board”) and “Chief Executive Officer” (“CEO”) in accordance with the terms of this Agreement.
(b)Duties. The Executive’s principal duties and responsibilities shall be consistent with these positions.
(c)Extent of Services.
(i)With respect to the Executive’s position as Executive Chairman, except for illnesses and vacation periods, the Executive shall devote a substantial portion of his time and his best efforts to the performance of his duties and responsibilities as Executive Chairman under this Agreement. The Executive shall not be required to devote any specific portion of his professional time to the business of the Company and may engage, invest and participate in and otherwise enter into other business ventures of any kind, nature or description, individually or with others, and the Company shall not have any right in or to any such activities or the income or profits derived therefrom.
(ii)With respect to the Executive’s position as CEO, except for illnesses and vacation periods, the Executive shall devote a majority of his time consistent with past practice as of the date hereof and his best efforts to the performance of his duties and responsibilities as CEO under this Agreement; it being understood that the Executive shall continue to perform such duties until such time as the Executive determines, at his sole discretion, that a successor CEO has been identified, employed and positioned to take over Executive’s position as CEO. The Executive may engage, invest and participate in and otherwise enter into other business ventures of any kind, nature or description, individually or with others, and the Company shall not have any right in or to any such activities or the income or profits derived therefrom.
2.    TERM. This Agreement and the Executive’s employment shall be effective as of the Effective Date and shall continue in full force and effect thereafter until the ninth (9th) anniversary of the Effective Date (the “Initial Term”); and shall automatically be renewed for successive three-year periods thereafter (the “Renewal Term” and the last day of such Renewal Term is referred to herein as a “Term Date”) unless either Party notifies the other Party of its non-renewal of this Agreement not later than ninety (90) days prior to a Term Date by providing written notice to the other Party of such Party’s intent not to renew, or it is sooner terminated pursuant to Section 6. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 6.
3.BASE SALARY. The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary shall be one million one hundred thousand dollars ($1,100,000). The Board shall review the Base Salary at least once a year to determine whether it should be adjusted effective January 1 of each year during the Term; provided, however, that on any January 1 during the Term, the Base Salary shall be increased by a minimum positive amount equal to the Base Salary in effect on January 1 of the immediately preceding year multiplied by the percentage increase in the Consumer Price Index (“CPI”, as defined herein in Section 16(1)) for such year. The amount of the increase shall be determined before March 15 of each year and shall be retroactive to January 1 of that same year. The percentage increase in the CPI for each year shall be computed by dividing the then-current CPI-U for the month of January of each year by the CPI-U for the month of January of the immediately preceding year. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.
4.OTHER COMPENSATION.
(a)Retention Award. As of the Effective Date, the Executive shall receive an award of two million (2,000,000) restricted shares of the Company’s common stock. One-ninth (1/9) of such restricted shares shall vest on the Effective Date and an additional one-ninth (1/9) shall vest on each of the following eight anniversaries of such date.
(b)Annual Cash Incentive Bonus. The Executive shall be entitled to receive an annual cash incentive bonus (the “Cash Incentive Bonus”) for each fiscal year of the Company during the Term, depending on the satisfaction of certain performance goals set by the Board each such year. The Cash Incentive Bonus shall be equal to 250% of the Executive’s then Base Salary if the goals are satisfied at the Threshold Level; 350% of then Base salary if the goals are achieved at the Target level; and 450% of then Base Salary if the goals are satisfied at the Maximum level. The Cash Incentive Bonus may take into account the achievement of individual or corporate performance goals between such levels as shall be provided for under the Bonus policy as determined at the discretion of the Board. For each fiscal year, a total bonus percentage (the “Total Bonus Percentage”) under the Bonus policy in effect for such fiscal year will take into account how well the Executive has met the individual performance goals established for the Executive for such year and by how well the overall corporate goals have been met; provided, however, that any award and amount of the bonus determination is at the discretion of the Board. The Cash Incentive Bonus shall be paid on or before April 1st of the year immediately following the year for which it is earned.
(c)Annual Equity Incentive Bonus. For each fiscal year of the Company, the Executive may be entitled to receive an annual equity incentive bonus (the “Equity Incentive Bonus”) to be paid in the form restricted shares of the Company’s common stock, operating partnership units or LTIP units of the Company’s operating partnership or other similar instruments (collectively, “Equity Units”) if certain performance goals of the Company and/or the Executive set by the Board are satisfied; it being understood that, consistent with the Company’s past practice, any Equity Units issued pursuant to this Agreement shall have the right to receive and retain all regular cash dividends payable to holders of such Equity Units on and after the date such Equity Units are issued and to exercise all other rights, powers and privileges of a holder of Equity Units with respect to such Equity Units. The value of the Equity Units awarded each fiscal year shall be equal to 350% of the Executive’s then Base Salary if the Threshold level of performance is achieved; 450% of then Base Salary if the Target level is achieved; and 550% of then Base Salary if the Maximum level is achieved. The Equity Incentive Bonus shall be paid on or before April 1st of the year immediately following the year for which it is earned. The Equity Units so awarded shall vest ratably over three (3) years, beginning on the January 1st following the date on which such award is earned.
(d)Additional Equity Units. During the Term, the Executive may be also entitled to receive additional Equity Units, based upon an allocation of such Equity Units, as may be determined by the Board, at its discretion from time to time. The terms and conditions of such Equity Units shall be set forth in the award agreement delivered to the Executive in respect of such Equity Units.
5.BENEFITS.
(a)Vacation. The Executive shall be entitled to ten (10) weeks paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time. The Executive shall be entitled to cash in lieu of any accrued but unused vacation time, provided that any cash payment with respect to unused vacation time from a prior year shall be made to the Executive prior to March 15 of the subsequent calendar year.
(b)Sick and Personal Days. The Executive shall be entitled to sick and personal days on an as needed basis.
(c)Employee Benefit Plans. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company. In addition to the foregoing, the Company shall maintain, at its cost, supplemental renewable long-term disability insurance as agreed to by the Company and the Executive.
(d)Other Benefits.
(i)Annual Physical. The Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician selected by the Executive.
(ii)Directors and Officers Insurance. During the Term, the Executive shall be entitled to directors and officers insurance coverage for his acts and omissions while serving as a director and officer of the Company on a basis no less favorable to the Executive than the coverage provided generally to the other officers and trustees of the Company. Additionally, after any termination of employment of the Executive for any reason, for a period through the sixth (6th) anniversary of the termination of employment, the Company shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while a director and/or officer of the Company on a basis no less favorable to the Executive than the coverage generally provided to then-current directors, officers and trustees or, in the event of a Change of Control, to former officers and trustees of the Company and the then-current directors, officers and trustees of their respective successor entities.
(iii)Expenses, Office and Secretarial Support. The Executive shall be entitled to reimbursement of all reasonable business expenses, in accordance with the Company’s policy in effect from time to time and on a basis no less favorable than that uniformly applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly after the presentation by the Executive of appropriate documentation. The Executive shall also receive appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties.
(iv)Life Insurance. The Company shall be entitled to purchase insurance on the life of the Executive in an amount up to $15 million, with the Company as the owner and beneficiary of such policy. The Executive shall cooperate with the Company in connection with the procurement of such insurance coverage. The Executive shall have the right, if terminated for any reason, to purchase this and any other insurance policies on his life owned by the Company at fair value. As soon as practicable after the Effective Date, the Company shall purchase an additional whole life policy on the life of the Executive in the amount of $30 million; the Executive shall be the owner of such policy and shall be entitled to name the beneficiary thereof.
(v)Tax Preparation and Financial Planning. The Company shall pay or promptly reimburse the Executive for costs incurred by him in connection with tax preparation and financial planning assistance, to be furnished by such advisors as chosen by the Executive, up to a maximum of $50,000 annually; provided that the Executive shall submit documentation relating to such payment or reimbursement by the end of the calendar year in which such services are incurred and the Company shall make payment or reimburse the Executive prior to March 15 of the subsequent year.
(vi)Financial Assistant.    The Company shall pay or promptly reimburse the Executive for costs incurred by him in connection with the employment by the Executive of an assistant to manage the Executive’s financial affairs, including the cost of salary and financial benefits, plus such additional amount as necessary to have no federal, state or local tax effect on the Executive, up to a maximum of $80,000 annually in such total costs and additional amount; provided that the Executive shall submit documentation relating to such payment or reimbursement by the end of the calendar year in which such services are incurred and the Company shall make payment or reimburse the Executive prior to March 15 of the subsequent year.
(vii)Car Service/Driver/Security.    At the recommendation of the Board, the Company shall pay or promptly reimburse the Executive for costs incurred by him in connection with the employment by the Executive of a driver/security personnel or the use of a car service. In the case of driver/security personnel, the Company shall pay the cost of salary and financial benefits, plus such additional amount as necessary to have no federal, state or local tax effect on the Executive; provided, that the Executive shall submit documentation relating to such payment or reimbursement by the end of the calendar year in which such services are incurred and the Company shall make payment or reimburse the Executive prior to March 15 of the subsequent year.
6.TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time prior to the expiration of the Term by reason of Death or Disability, or with or without Cause, and the Executive shall have the right to and may, in the exercise of his discretion, terminate his employment during the Term with or without Good Reason, subject to the provisions set forth below and provided that the decision of the Company to terminate the Executive shall be made by a majority vote of the Board inclusive of the Executive:
(a)Death or Disability. The employment of the Executive by the Company and this Agreement shall terminate immediately upon death or Disability of the Executive. As used in this Agreement, “Disabled” shall mean the Executive is unable to perform the normal full-time services he was performing prior to the onset of any sickness, injury or disability for a consecutive period of one hundred and eighty (180) days with no reasonable prospect of returning to normal full-time service.
(b)A determination of “Disability” shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disability shall not be considered a breach of this Agreement by the Company.
(c)With Cause. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of his termination with Cause. For purposes of this Agreement, “Cause” for termination shall be deemed to exist solely in the event of: (i) the commission by the Executive of any crime of dishonesty or breach of trust; or (ii) the indictment or conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony (exclusive of any felony relating to negligent operation of a motor vehicle and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a per se basis due to the Company offices held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), or (iii) a willful breach of his duty of loyalty or commission of any act of fraud, embezzlement or misappropriation against the Company, or (iv) a willful failure to perform or adhere to explicitly stated duties that are consistent with the terms of this Agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of this Agreement), or to comply with the terms and provisions of this Agreement which, in any such case, continues for thirty (30) days after written notice from the Board to the Executive, or (v) gross negligence or willful misconduct in the performance of the Executive’s duties. For purposes of this Section 6(c), no act, or failure to act, on the Executive’s part will be deemed “gross negligence” or “willful misconduct” if the Executive promptly can demonstrate to the satisfaction of the Board that the Executive’s act or failure to act was done, or omitted to be done, by the Executive in good faith and with a reasonable factual belief that the Executive’s act, or failure to act, was in the best interest of the Company.
(d)Without Cause, or With or Without Good Reason. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company without Cause, or at the election of the Executive with or without Good Reason, in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.
(e)With Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions or omissions by or on behalf of the Company, provided the Executive in writing notifies the Company of his determination that Good Reason exists within 60 days of the act or omission on which such determination is based:
(i)the failure of the Executive to be nominated or elected as a Board Member or Executive Chairman, or, for periods prior to Executive’s resignation as CEO, CEO, without the prior written consent of the Executive; or
(ii)failure to renew this Agreement on at least comparable terms at the Term Date or on any Renewal Term; or
(iii)a material reduction of the Executive’s position, title, duties, responsibilities or reporting requirements, or the assignment to the Executive of any duties, responsibilities, or reporting requirements that are inconsistent with his positions as a member of the Board or Executive Chairman or, for periods prior to Executive’s resignation as CEO, CEO, without the prior written consent of the Executive; or
(iv)a reduction by the Company in the Executive’s annual Base Salary or the Threshold, Target and Maximum percentages in the Cash Incentive Bonus or the Equity Incentive Bonus without the express written consent of the Executive to such reduction; or
(v)a reduction or loss of employee benefits or material fringe benefits, both in terms of the amount of the benefit and the level of the Executive’s participation therein, enjoyed by the Executive under the employee benefit and welfare plans of the Company, including without limitation such benefits as group health, dental, 401(k), accident, disability insurance, or group life insurance, that is made by the Company except as is required by applicable law, or
(vi)absent the Executive’s prior written consent, the Company’s changing to a location that is outside of Newport, Rhode Island or Manhattan, the principal places of business that are maintained for the Executive to perform his principal duties, or
(vii)a breach by the Company of any provision of this Agreement that continues for a period of thirty (30) days after Executive provides written notice to the Company of such breach.
7.EFFECTS OF TERMINATION.
(a)Termination by the Company Without Cause, or by Executive With Good Reason. If the employment of the Executive should terminate during the Term or any Renewal Term at the election of the Company without Cause or by Executive With Good Reason (and in each case such termination constitutes a separation from service under Code Section 409A (and the regulations thereunder) of the Internal Revenue Code, as amended) (“Code Section 409A”), then the Company shall pay all compensation to and benefits on behalf of the Executive as follows:
(i)Any earned and unpaid Base Salary, Equity Incentive Bonus, Cash Incentive Bonus, Equity Unit and expense reimbursements pursuant to the Agreement that are due and owing to the Executive only up to and including his period of employment preceding his termination date (including pay in lieu of accrued, but unused, vacation) (the “Accrued Obligations”); in addition, the fair value of unvested Equity Units as of that termination date, consistent with the terms of the award;
(ii)The Cash Incentive Bonus and Equity Incentive Bonus at the Maximum Level for both corporate and individual performance for the year in which the termination of employment occurs, prorated for the portion of such year during which the Executive was employed prior to the effective date of termination;
(iii)An amount equal to the sum of (A) the Executive’s then annual Base Salary and (B) the sum of the Cash Incentive Bonus and Equity Incentive Bonus (assuming Target level performance in each case) and Equity Units multiplied by (x) the remaining years in the Initial Term for the first six years of the Initial Term and (y) 2.99 for each of the remaining years in the Initial Term and each year of the Renewal Term;
(iv)The sum of the amounts payable under subsections (i) - (iii) hereof is referred to herein as the Executive’s “Severance Payment”. If a termination of employment under this Section 7(a) takes place as a consequence of a Change of Control (as set forth in Section 8 and Annex A hereto), the Executive shall receive the benefit described in such Annex A.
(v)The Severance Payment shall be paid to the Executive in a single, lump sum cash payment sixty (60) days following the Executive’s separation from service, provided that the Executive has delivered the signed General Release (as defined below) to the Company and the Executive has not revoked the General Release.
(vi)The Company shall allow the Executive to continue to participate in any healthcare, dental, vision, and prescription drug plans in which the Executive participated immediately prior to his termination for a period of two (2) years (the “Severance Period”) to the same extent and upon the same terms as the Executive participated in such plans prior to his termination, provided that the Executive’s continued participation is permissible or otherwise practicable under the general terms and provisions of such benefit plans and programs as they may exist at or after the date upon which his termination is effective. During the Severance Period, the Company shall pay for the Executive’s continued participation in said healthcare, dental, vision, and prescription drug plans, and shall pay the Executive’s life insurance specified in Section 5(d)(iv) policy in full and for the Executive’s reasonable secretarial support. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive with substantially comparable benefits (without additional cost to the Executive) outside the scope of such plans, including, without limitation, reimbursing the Executive for his costs in obtaining such coverage, such as COBRA premiums paid by the Executive for himself and/or his eligible dependents, as well as premiums in excess of COBRA coverage. If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by the Executive in consideration of such employment which are similar in nature to the healthcare, dental, vision, and prescription drug plans provided by the Company will relieve the Company of its obligation under this Section 7(a)(vi) to provide comparable benefits to the extent of the benefits so received. Notwithstanding any provision of this Agreement to the contrary, no payments shall be made by the Company with respect to any coverage period beyond the last day of the Severance Period.
(vii)All Severance Payments are contingent on Executive signing a General Release and Waiver Agreement, substantially in the form attached hereto as Exhibit A (the “General Release”). The Executive’s failure or refusal to sign or his revocation of the General Release shall abrogate the Company’s obligations pursuant to this Agreement and shall relieve the Company of liability to provide Executive any and all pay and/or benefits following the effective date of Executive’s termination.
(viii)The Severance Payment shall be funded to the extent sufficient funds are available from the life insurance benefit attendant to the Executive’s personal life insurance policy paid by the Company, in the event of the Executive’s death. Should the life insurance benefit be insufficient to meet the Severance Payment, the Company shall pay the difference.
(ix)All Equity Unit awards shall vest immediately, subject to the conditions of the grant as set forth therein; it being understood that the Executive’s voluntary resignation as CEO pursuant to Section 1(c)(ii) shall not constitute termination Without Cause or for Good Reason.
(b)Termination as a Result of Disability or Death. Upon the Executive’s death or Disability during the Term, the Company shall be obligated to pay the Executive (or his estate, surviving spouse or personal representative, as applicable) an amount equal to:
(i)Any earned and unpaid Base Salary, Equity Incentive Bonus, Cash Incentive Bonus, Equity Unit and expense reimbursements pursuant to the Agreement that are due and owing to the Executive only up to and including his period of employment preceding his death or Disability (including pay in lieu of accrued, but unused, vacation) (the “Death and Disability Accrued Obligations”); in addition, the fair value of unvested Equity Units as of such date, consistent with the terms of the award;
(ii)The Cash Incentive Bonus and Equity Incentive Bonus at the Maximum Level for both corporate and individual performance for the year in which the death or Disability occurs, prorated for the portion of such year during which the Executive was employed prior to such death or Disability;
(iii)An amount equal to the sum of (A) the Executive’s then annual Base Salary and (B) the sum of the Cash Incentive Bonus and Equity Incentive Bonus (assuming Target level performance in each case) and Equity Units multiplied by (x) the remaining years in the Initial Term for the first six years of the Initial Term and (y) 2.99 for each of the remaining years in the Initial Term and each year of the Renewal Term;
(iv)The sum of the amounts payable under subsections (i) - (iii) hereof is referred to herein as the Executive’s “Compensation Payment”.
(v)The Compensation Payment shall be paid to the Executive (or his estate, surviving spouse or personal representative, as applicable) in a single, lump sum cash payment sixty (60) days following the Executive’s death or Disability, provided that the Executive’s estate has delivered the signed General Release (as defined below) to the Company and the Executive’s estate has not revoked the General Release.
(vi)The Company shall allow the Executive, his spouse and eligible dependents to continue to participate in any healthcare, dental, vision, and prescription drug plans in which the Executive participated immediately prior to his death or Disability for a period of two (2) years (the “Compensation Period”) to the same extent and upon the same terms as the Executive participated in such plans prior to his death or Disability, provided that the Executive’s continued participation (or participation of any surviving spouse or eligible dependent) is permissible or otherwise practicable under the general terms and provisions of such benefit plans and programs as they may exist at or after the date of his death of Disability. During the Compensation Period, the Company shall pay for the Executive’s continued participation or participation of any surviving spouse or eligible dependent) in said healthcare, dental, vision, and prescription drug plans, and shall pay the Executive’s life insurance specified in Section 5(d)(iv) policy in full and for the Executive’s reasonable secretarial support, as applicable. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive (or surviving spouse and eligible dependents) with substantially comparable benefits (without additional cost to the Executive or such surviving spouse and eligible dependents) outside the scope of such plans, including, without limitation, reimbursing the Executive (or surviving spouse and eligible dependents) for his costs in obtaining such coverage, such as COBRA premiums paid by the Executive for himself and/or his eligible dependents, as well as premiums in excess of COBRA coverage. If the Executive engages in regular employment after his Disability (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by the Executive in consideration of such employment which are similar in nature to the healthcare, dental, vision, and prescription drug plans provided by the Company will relieve the Company of its obligation under this Section 7(b)(vi) to provide comparable benefits to the extent of the benefits so received. Notwithstanding any provision of this Agreement to the contrary, no payments shall be made by the Company with respect to any coverage period beyond the last day of the Compensation Period.
(x)Any part of the Compensation Payment which is payable by the Company and the Accrued Obligations shall be paid to the Executive (or his estate, surviving spouse or personal representative, as applicable) in a single lump sum, as soon as practicable but in no event later than sixty (60) days after the Executive’s death or Disability and shall be subject to all taxes and withholding.
(xi)All Equity Unit awards shall vest immediately, subject to the conditions of the grant as set forth therein.
(c)By the Company For Cause or by the Executive Without Good Reason. In the event that the Executive’s employment is terminated during the Term by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive only the Accrued Obligations, and if applicable, the Cash Incentive Bonus and Equity Incentive Bonus at the Threshold Level for both corporate and individual performance for the year in which the termination of employment occurs, prorated for the portion of such year during which the Executive was employed prior to the effective date of termination.
(d)Termination of Authority. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).
(e)Equity Unit Grants. In the event of Termination of the Executive for any reason other than Without Cause, or by Executive With Good Reason, all Equity Unit awards shall vest immediately, subject to the conditions of the grant as set forth therein.
8.CHANGE OF CONTROL.
(a)Change of Control. For purposes of this Agreement, a “Change of Control” means: (i) any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the ”beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity or approve the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of either of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities; (iii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions within a period of twelve (12) months ending on the date of the last sale or disposition having a similar effect); or (iv) the initial listing of the Shares on a securities exchange, the Nasdaq Stock Market or a similar exchange or market.
(b)Certain Benefits Under a Change of Control. In the event of a Change of Control during the Term, the Executive shall become 100% vested in any equity awarded to Executive under the Company’s various equity incentive plans; it being understood that the Executive’s voluntary resignation as CEO pursuant to Section 1(c)(ii) shall not constitute a Change of Control. In addition, the Executive shall be entitled to receive the “Change of Control Severance Payment” as provided for in Annex A hereto.
9.CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, business plans, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of his affiliation with or work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, by law or in any judicial or administrative proceeding (in which case, the Executive promptly shall provide the Company with notice pursuant to the next below paragraph) unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data in whatever form it may be maintained including without limitation any electronic, written or mechanical formats) pertaining to the Confidential Information and all devices on which such documents or data may have been stored electronically or mechanically and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 9 are not intended to restrict the Executive’s use of such previously acquired knowledge.
In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.
10.SOLICITATION. During the Term and for a period of 12 calendar months after the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever, without the prior written consent of the Board, employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company (other than the Executive’s personal assistant or Executive’s Secretary) at any time while the Executive was also so employed.
The Executive agrees that the restraints imposed upon him pursuant to this Section 10 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 10 shall be determined by any court of competent jurisdiction or in arbitration to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
11.INTELLECTUAL PROPERTY. Subject to the provisions of the Operating Agreement, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by him during the period of his employment by the Company and whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.
12.EQUITABLE RELIEF. The Executive acknowledges and agrees that, upon any breach by the Executive of his obligations under Sections 9, 10 and 11 hereof, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.
13.ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE.
(a)Coverage. Except as otherwise expressly provided in this Agreement or by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute”, including, but not limited to, disputes arising out of or related to any of the following subjects:
•Compensation or other terms or conditions of the Executive’s employment; or
•Application or enforcement of any Company program or policy to the Executive; or
•Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination; or
•Any policy of the Company or any agreement between the Executive and the Company; or
•Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure; or
•Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1978, as they have been or may be amended from time to time; or
•Any other dispute arising out of or related to the Executive’s employment or its termination.
(b)Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.
(c)Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved 15 days after it asserted, the Executive or the Company may submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the International Institute for Conflict Prevention and Resolution (“CPR”) or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or CPR or AAA panel pursuant to the JAMS or CPR or AAA rules, respectively, and said rules are expressly incorporated herein by reference. The mediation shall be conducted in the city and state in which the Company office is located in which the Executive works(ed). Unless the Parties agree otherwise, the cost of the mediator’s professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.
(d)Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved 45 days after the appointment of a mediator, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or CPR or the AAA in effect at the time of the submission to arbitration and said rules are expressly incorporated herein by reference. The choice of JAMS or CPR or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be conducted in the city and state in which the Company office is located in which the Executive works(ed). The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys’ fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator’s fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys’ fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his/her award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement of the provisions of this section.
(e)Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. Despite such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.
(f)Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent you from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.
(g)At-Will Employment/Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company’s right to terminate the Executive’s employment at any time. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including without limitation the termination of the Executive’s employment. This Policy waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related Dispute (except as provided above in Sections 12 or 13(e) for a court to issue provisional or equitable remedies).
(h)ADR Agreement and Savings Provision.
(i)The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.
(ii)    Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect. The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of the Agreement shall not affect the validity or enforceability of the provisions of this Section 13.
14.INDEMNIFICATION. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and consistent with the governing documents of the Company, against all costs, charges and expenses incurred or sustained by the Executive, (including, to the extent permitted therein, the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company other than any action, suit or proceeding commenced by the Executive or by the Company arising out of or in connection with an Employment-Related Dispute.
15.COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment he shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
16.GENERAL.
(a)Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 16(a).

If to the Company, to:	American Realty Capital Properties, Inc. 405 Park Avenue, 2nd Floor New York, NY 10022 Attn: General Counsel Facsimile: 212-421-5799
If to Executive, at his last known residence shown on the records of the Company.
Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, or (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.
(b)Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
(c)Waivers.
(i)No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(ii)Except as expressly set forth in this Agreement, Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of Executive’s services to the Company, his employment or the termination of such employment.
(d)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
(e)Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company (other than to an Affiliated Entity), except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
(f)Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive or a duly authorized representative of the Company (other than the Executive).
(g)Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(h)Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.
(i)Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.
(j)Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.
(k)Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.
(l)Consumer Price Index. For purposes of this Agreement, the term “CPI” refers to the Consumer Price Index-All Urban Consumer (“CPI-U”) for the U.S. City Average for All Items 1982-84=100, as published by the Bureau of Labor Statistics of the United States Department of Labor. If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the Bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United States, or failing such publication, by a nationally recognized publisher of similar statistical information.
(m)Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder and, accordingly, in the event of any interpretive issues, this Agreement shall be interpreted and construed in compliance with Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed as of his or her termination date to be a “Specified Employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B) such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his or her “separation from service” (as such term is defined under Code Section 409A) or (ii) the date of his death (the “Delay Period”).
Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(n)Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 7, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.
American Realty Capital Properties, Inc.
By: /s/ Leslie Michelson
Name: Leslie Michelson
Title: Lead Independent Director

Executive
By: /s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch

EXHIBIT A
GENERAL RELEASE AND WAIVER AGREEMENT
This General Release and Waiver Agreement (the “General Release”) is made as of the ___day of______, 20__ by _________ (the “Executive”).
WHEREAS, the Executive and American Realty Capital Properties, Inc. (the “Company”) have entered into an Employment Agreement (the “Agreement”) that provides for certain compensation and severance amounts upon the Executive’s termination of employment and to which this form of General Release and Waiver Agreement is appended and made a part thereof; and
WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this General Release and Waiver Agreement in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and
WHEREAS, the Executive has incurred a termination of employment effective as of ________. 20__; and
WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company.
NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:
1.    RELEASE.
(a)    In consideration of the Agreement and for the payments to be made pursuant to the Agreement: Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective stockholders, members, predecessors, successors, assigns, Board Members, agents, directors, officers, employees, representatives, attorneys, employee benefit plans and plan fiduciaries, and each of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the effective date of this General Release (hereinafter referred to as the “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or in regard to any personal or property injury, or under the laws of any country or political subdivision, including, without limitation, any of the Executive’s Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
(b)The Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between himself and the Releasees or any of them, and that in furtherance of this intention, the Executive’s general release given herein shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.
(c)Executive represents that he has not filed or permitted to be filed and will not file against the Releasees, any claim, complaints, charges, arbitration, or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has or should file a claim, complaint, charge, grievance, arbitration, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such claim, complaint, charge, grievance, arbitration, lawsuit or similar action within five (5) days of signing this Termination Release.
(d)Notwithstanding the foregoing, this Termination Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf This General Release does not release, waive or give up any claim for workers’ compensation benefits, indemnification rights, vested retirement or welfare benefits he is entitled to under the terms of the Company’s retirement and welfare benefit plans or indemnification arrangements, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement.
2.    CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that he may have acquired, learned, developed, or created by reason of his employment with the Company.
3.    CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION.
(a)Executive hereby confirms and agrees to his confidentiality, nonsolicitation and non-competition obligations pursuant to the Agreement and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.
(b)The Executive and the Company each agree to keep the terms of this General Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order or, as to the Company, in the normal course of its business; provided, however, that Executive may disclose the terms of this General Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential.
4.    NO DISPARAGEMENT. Each of the Executive and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging toward the Company (including the Releasees and each of them) or the Executive, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this General Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.
5.    REMEDIES FOR BREACH. In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the warranties or representations of this Agreement (the “Breach”), in its sole discretion the non-breaching Party shall recover against the breaching Party damages, including reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief. The provisions of Paragraphs 1, 2, 3 and 4 hereof are material and critical terms of this Agreement, and the Executive agrees that, if he breaches any of the provisions of these paragraphs, the Company shall be entitled to injunctive relief against the Executive regardless of and in addition to any other remedies which are available.
6.    NO RELIANCE. Neither the Executive nor the Company is relying on any representations made by the other (including any of the Releasees) regarding this General Release or the implication thereof.
7.    MISCELLANEOUS PROVISIONS.
(a)This General Release contains the entire agreement between the Company and the Executive and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this General Release exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release shall be enforceable and remain in full force and effect.
(b)This General Release shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.
(c)This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(d)This General Release may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
8.EFFECTIVE DATE/REVOCATION. The Executive may revoke this General Release in writing at any time during a period of seven (7) calendar days after his execution of this General Release (the “Revocation Period”). This General Release shall be effective and enforceable automatically on the date of actual receipt by the Chief Operating Officer of the Company of the Certificate of Non-Revocation of the General Release Agreement (the form of which is attached hereto as Attachment A) executed and dated by the Executive at least one (1) calendar day after expiration of the Revocation Period (the “Revocation Effective Date”). The Agreement is deemed revoked unless the Executive signs and delivers to the Chief Operating Officer of the Company within five (5) calendar days after the Revocation Period, the Certificate of Non-Revocation of the General Release Agreement. If the Executive revokes this General Release, no severance or any other payment pursuant to the Agreement or otherwise shall be due or payable by the Company to the Executive.
9.ACKNOWLEDGEMENT. In signing this General Release, the Executive acknowledges that:
(a)The Executive has read and understands the Agreement and the General Release and the Executive is hereby advised in writing to consult with an attorney prior to signing this General Release;
(b)The Executive has consulted with his attorney, and he has signed the General Release knowingly and voluntarily and understands that the General Release contains a full and final release of all of the Executive’s claims;
(c)The Executive is aware and is hereby advised that the Executive has the right to consider this General Release for twenty-one (21) calendar days before signing it (or in the event of a group termination program forty-five (45) days), and that if the Executive signs this Agreement prior to the expiration of the twenty-one (21) calendar days (or 45 days, if applicable), the Executive is waiving the right freely, knowingly and voluntarily; and
(d)    The General Release is not made in connection with an exit incentive or other employee separation program offered to a group or class of employees.
IN WITNESS WHEREOF, the Executive has executed this General Release as of the day and year first above written.
ATTACHMENT A
CERTIFICATE OF NON-REVOCATION
OF THE GENERAL RELEASE AGREEMENT
I hereby certify and represent that seven (7) calendar days have passed since the Parties signed the General Release Agreement (the “General Release”) and that I have NOT exercised my right to revoke that General Release pursuant to the Older Workers Benefit Protection Act of 1990 or any other provision of law. I understand that the Company and the other Releasees on behalf of themselves and their subsidiaries and affiliates, in providing me with payments and/or benefits under the Agreement and the General Release, are relying on this Certificate, and that I can no longer revoke the General Release.
__________________,20__

Executive                        Date of Execution by Executive
IMPORTANT:
This Certificate should be signed, dated and returned to the Chief Operating Officer of the Company no earlier than on the eighth (8th) calendar day after the General Release is executed by both Parties, and no later than on the fifth (5th) calendar day (inclusive of said 8th calendar day) thereafter.

Annex A
CHANGE OF CONTROL SEVERANCE PAYMENT
If the Executive’s employment terminates within two years following a Change in Control for any reason other than Cause, death or Disability, he shall be entitled to receive the greater of (a) the Change of Control Severance Payment (as defined below) or (b) the Severance Payment as defined in Section 8 of this Agreement, in a single, lump sum payment within twenty (20) days of his termination date. If the Executive has received the Severance Payment because of a termination of employment that occurred within six (6) months of a Change of Control, he shall be entitled to an additional payment equal to the difference between (a) the Change of Control Severance Payment and (b) the Severance Payment. Such payment shall be made in a single lump sum within twenty (20) days after the consummation of the Change of Control. In either case, the Executive shall be entitled to the benefits provided in Sections 7 and 8(b).
For purposes of this Agreement, “Change of Control Severance Payment” shall mean 2.99 multiplied by the sum of (i) the Executive’s average annual Base Salary for the three calendar year period immediately prior to the Executive’s date of termination, which for this purpose is determined by taking the Executive’s Base Salary in effect on the Executive’s date of termination, or such higher rate in effect immediately before any reduction thereof that constituted Good Reason, as well as the Executive’s Base Salary in effect for the immediately preceding two calendar years and (ii) the average annual cash incentive bonus actually received by the Executive for the three full fiscal year periods that immediately preceded Executive’s date of termination. In the event the Executive does not have three (3) years of annual compensation history, then the period of time the Executive has been employed shall be annualized or averaged over the actual employment period.

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